Exhibit 99.2

Sibanye Gold Limited

(Reg. No. 2002/031431/06)

(Incorporated in the Republic of South Africa)

Share Code: JSE: SGL; NYSE: SBGL

ISIN Code: ZAE000173951

Issuer Code: SGL

SIBANYE RECEIVES CFIUS INVESTIGATION NOTICE FOR PROPOSED ACQUISITION OF STILLWATER MINING COMPANY

Westonaria 3 March 2017: Sibanye Gold Limited (“Sibanye”), advises shareholders that Sibanye and Stillwater Mining Company (“Stillwater”) (NYSE:SWC) received written notification from the Committee on Foreign Investment in the United States (“CFIUS”) that it wishes to undertake further investigation of the proposed acquisition of Stillwater, which was announced on 9 December 2016 (the “Transaction”). This investigation, follows the initial review period which concluded on February 28, 2017 and will be completed by no later than April 14, 2017, although it is possible CFIUS’ investigation could be concluded sooner. The notification is in line with standard CFIUS procedure for a transaction of this nature.

The Transaction remains on schedule for closure during the second calendar quarter of 2017 and, in addition to the CFIUS approval, remains subject to the approval of the Transaction by the holders of a majority of Stillwater’s outstanding shares, the approval of the Transaction by the holders of a majority of Sibanye’s shares present and voting, the approval of the related issuance of shares by Sibanye in the context of a potential rights issue by the holders of at least 75% of the shares present and voting, and other customary conditions.

Forward-looking Statements

This announcement includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.

These forward-looking statements, including, among others, those relating to expected timings of the Transaction (including completion), potential transaction benefits, wherever they may occur in this announcement, are necessarily estimates reflecting the best judgment of the senior management and directors of Sibanye, and involve a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements of the Group to differ materially from those suggested by the forward-looking statements. As a consequence, these forward-looking statements should be considered in light of various important factors, including those set forth in this announcement. Important factors that could cause the actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation: economic, business, political and social conditions in South Africa, Zimbabwe and elsewhere; changes in assumptions underlying Sibanye’s estimation of its current Mineral Reserves and Resources; the ability to achieve anticipated efficiencies and other cost savings in connection with past and future acquisitions, as well as at existing operations; the ability of Sibanye to successfully integrate acquired businesses and operations (whether in the gold mining business or otherwise) into its existing businesses; Sibanye’s or Stillwater’s ability to complete the proposed Transaction; the inability to complete the proposed Transaction due to failure to obtain approval of the shareholders of Sibanye or Stillwater or other conditions in the merger agreement; the inability to complete the proposed Transaction due to failure to obtain CFIUS clearance; Sibanye’s ability to achieve anticipated efficiencies and other cost savings in connection with the Transaction; the success of Sibanye’s business strategy and any changes thereto, exploration and development activities; the ability of Sibanye to comply with requirements that it operate in a sustainable manner; changes in the market price of gold, PGMs and/or uranium; the occurrence of hazards associated with underground and surface gold, PGMs and uranium mining; the occurrence of labour disruptions and industrial action; Sibanye’s future financial position, plans, strategies, objectives, capital expenditures, projected costs and anticipated cost savings and financing plans; the availability, terms and deployment of capital or credit; changes in relevant government regulations, particularly environmental, tax health and safety regulations and new legislation affecting water, mining, mineral rights and business ownership, including any interpretations thereof which may be subject to dispute; the outcome and consequence of any potential or pending litigation or regulatory proceedings or other environmental, health and safety issues; power disruptions, constraints and cost increases; supply chain shortages and increases in the price of production inputs; fluctuations in exchange rates, currency devaluations, inflation and other macro-economic monetary policies; the occurrence of temporary stoppages of mines for safety incidents and unplanned maintenance; Sibanye’s ability to hire and retain senior management or sufficient technically skilled employees, as well as its ability to achieve sufficient representation of historically disadvantaged South Africans in its management positions; failure of Sibanye’s information technology and communications systems; the adequacy of Sibanye’s insurance coverage; any social unrest, sickness or natural or man-made disaster at informal settlements in the vicinity of some of Sibanye’s operations; and the impact of HIV, tuberculosis and other contagious diseases. Further details of potential risks and uncertainties affecting Sibanye are described in Sibanye’s filings with the JSE and the SEC, including in Sibanye’s Annual Report on Form 20-F, for the fiscal year ended 31 December 2015 and the Integrated Annual Report 2015. These forward-looking statements speak only as of the date of this announcement.

Neither Sibanye nor Stillwater undertake any obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this announcement or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This announcement does not constitute the solicitation of any vote, proxy or approval. In connection with the proposed Transaction, Sibanye intends to post to its shareholders a JSE Limited (“JSE”) Category 1 circular subject to the approval of the circular by the JSE and Stillwater has filed with the Securities and Exchange Commission (the “SEC”) relevant materials, including a proxy statement. The JSE Category 1 circular and other relevant documents will be sent or otherwise disseminated to Sibanye’s shareholders and will contain important information about the proposed Transaction and related matters. SHAREHOLDERS OF SIBANYE ARE ADVISED TO READ THE JSE CATEGORY 1 CIRUCLAR AND OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant documents will be sent or otherwise disseminated to Stillwater’s shareholders and will contain important information about the proposed Transaction and related matters. SHAREHOLDERS OF STILLWATER ARE ADVISED TO READ THE PROXY STATEMENT THAT HAS BEEN FILED AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, Sibanye shareholders may obtain free copies of the JSE Category 1 circular by going to Sibanye’s website at www.sibanye.co.za. The proxy statement and other relevant documents may also be obtained, free of charge, on the SEC’s website (http://www.sec.gov). Stillwater shareholders may obtain free copies of the proxy statement from Stillwater by going to Stillwater’s website at www.stillwatermining.com.

Participants in the Solicitation

Sibanye, Stillwater and their respective directors and officers may be deemed participants in the solicitation of proxies of Sibanye’s and Stillwater’s respective shareholders in connection with the proposed Transaction. Sibanye’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Sibanye in Sibanye’s Annual Report on Form 20-F, for the fiscal year ended 31 December 2015, which was filed with the SEC on 21 March 2016. Stillwater’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of

Stillwater in Stillwater’s Annual Report on Form 10-K for the fiscal year ended 31 December 2015, which was filed with the SEC on 22 February 2016. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed Transaction is included in the proxy statement that Stillwater has filed with the SEC.

No Offer or Solicitation

This announcement is for informational purposes only and does not constitute an offer to sell, or a solicitation of offers to purchase or subscribe for, securities in the United States or any other jurisdiction. Any securities referred to herein have not been, and will not be, registered under the US Securities Act of 1933 and may not be offered, exercised or sold in the United States absent registration or an applicable exemption from registration requirements.

About Sibanye Gold Limited

Sibanye is an independent mining group  domiciled in South Africa, which currently owns and operates gold, uranium and platinum group metals (“PGMs”) operations and projects throughout the Witwatersrand Basin and the western limb of the Bushveld Complex in South Africa.  In addition, Sibanye is a 50 percent joint venture partner in Mimosa, a PGM operation in Zimbabwe.  Sibanye is the largest individual producer of gold from South Africa, one of the ten largest gold producers globally and the world’s fifth largest producer of PGMs.  Sibanye’s corporate office is located close to Westonaria, in the province of Gauteng, near its West Wits operations.  It has over 60,000 employees.  Sibanye’s shares are traded on the JSE under the symbol “SGL” and its American Depositary Shares are traded on the NYSE under the symbol “SBGL”.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of PGMs and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. Stillwater is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana recognized as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. Stillwater also recycles PGMs from spent catalytic converters and other industrial sources. Stillwater owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. Stillwater’s shares are traded on the New York Stock Exchange under the symbol “SWC”.

Contacts

Sibanye Investor Relations Contact:

James Wellsted

SVP Investor Relations

Sibanye Gold Limited

+27 83 453 4014

james.wellsted@sibanyegold.co.za